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                                                                       EXHIBIT C
                       (FORM OF INSIDER SUPPORT AGREEMENT)

                               November ___, 1998


United Financial Adjusting Company
747 Alpha Drive
Highland Heights, Ohio 44143

         Re:      Insider Support Agreement

Ladies and Gentlemen:

                  The undersigned understands that United Financial Adjusting Company, an Ohio corporation ("UFAC" or "you"), and Frontier Adjusters of America, Inc. ("Frontier"), are entering into a Stock Purchase Agreement to be dated on or about the date hereof (the "Purchase Agreement"), providing for, among other things, UFAC's purchase of shares of preferred stock, $.01 par value per share (the "Preferred Shares"), of Frontier, that are convertible into shares of common stock, $.01 par value per share (the "Common Shares"), of Frontier (the "Share Purchase"). Under the rules of the American Stock Exchange, consummation of the Share Purchase will require the approval of the shareholders of Frontier.

                  The undersigned is a shareholder of Frontier (the "Shareholder") and acknowledges that UFAC would not enter into the Purchase Agreement without the execution and delivery of this letter agreement. The Shareholder is entering into this letter agreement to induce you to enter into the Purchase Agreement and the transactions and agreements contemplated thereby, including the Share Purchase and the issuance of Common Shares upon conversion of the Preferred Shares (the Purchase Agreement, the Share Purchase and such transactions and agreements collectively, the "Transactions").

                  The Shareholder confirms its agreement with you as follows:

                  1. The Shareholder represents and warrants that Schedule I annexed hereto sets forth the Common Shares of which the Shareholder or any affiliate (as defined under the Securities Exchange Act of 1934, as amended) of the Shareholder controlled by the Shareholder (a "Controlled Affiliate") is the beneficial owner (the "Shares") and that the Shareholder and the Controlled Affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of any kind, except as disclosed in Schedule I. Except for the Shares set forth in Schedule I, neither the Shareholder nor any Controlled Affiliate owns or holds any rights to acquire any additional Common Shares (other than pursuant to options or conversion rights with regard to any of the Shares, in each case as disclosed in Schedule I) or any interest therein or any voting rights with respect to any such additional shares.

                  2. Until the termination of this letter agreement in accordance with paragraph 12, the Shareholder agrees that he/she will not, and will not permit any Controlled Affiliate to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible into Common Shares, or any voting rights with respect thereto, without your prior written consent.

                  3. The Shareholder agrees that, during the term of this letter agreement, neither he/she nor any Controlled Affiliate will take any action that Frontier would be prohibited from taking under Section 5.4 of the Purchase Agreement.

                  4. The Shareholder agrees that during the term of this letter agreement all of the Common Shares beneficially owned by the Shareholder or any Controlled Affiliate, or over which the Shareholder or any Controlled Affiliate has voting power or control, directly or indirectly, including any



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United Financial Adjusting Company
November ___, 1998
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such shares acquired after the date hereof but prior to the record date for any meeting of shareholders of Frontier called to consider and vote on Transactions or any Acquisition Proposal (as defined in the Purchase Agreement), will be voted by the Shareholder or such Controlled Affiliates, or any representative or proxy thereof, as applicable, in favor of the approval of the Transactions and for the election to the Board of Directors of Frontier (the "Board") of a sufficient number of nominees selected by UFAC to constitute a majority of the membership of the Board.

                  5. The Shareholder agrees that, if the Shareholder is a member of the Board and he/she determines in his/her good faith judgment, after consultation with legal counsel, that in the exercise of his/her fiduciary obligations it is prudent to vote against any such individual nominated by UFAC, the Shareholder shall provide written notice to UFAC at least ten (10) days prior to the Closing Date (as defined in the Purchase Agreement), listing the name of such individual and the reasons for such determination, and in such event the Shareholder will vote in favor of a substitute nominee designated by UFAC, subject to the Shareholder's rights under this paragraph 5. UFAC will provide Frontier with a list of nominees, including summary biographical data, at least twenty (20) days prior to the Closing Date.

                  6. The Shareholder agrees to execute, and to cause each Controlled Affiliate to execute, such proxies and other instruments, and to take and to cause each Controlled Affiliate to take such actions, as may be necessary to cause all of the shares referred to in paragraph 4 to be so voted.

                  7. The Shareholder has all necessary power and authority to enter into this letter agreement. This letter agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. This letter agreement shall inure to the benefit of the parties hereto and the successors and assigns of UFAC.

                  8. The Shareholder agrees that damages are an inadequate remedy for the breach by the Shareholder of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

                  9. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Arizona. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in any United States District Court located in the Arizona District.

                  10. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States District Court located in the Arizona District, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  The Shareholder hereby irrevocably appoints Frontier, at the address set forth in the Purchase Agreement, as its lawful agent in and for the State of Arizona, for and in its behalf, to accept and acknowledge service of, and upon whom may be served, all necessary processes in any action, suit, or proceeding arising under this Agreement that may be had or brought against it in any United States District Court located in the Arizona District, such service of process or notice, or the acceptance thereof by said agent endorsed thereon, to have the same force and effect as if served upon such corporation or individual. Nothing in this paragraph 10 shall affect the right of any party hereto to serve legal process in

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United Financial Adjusting Company
November ___, 1998
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any other manner permitted by law. The Shareholder hereby waives all defenses of improper venue and forum non conveniens with respect to any action, suit, or proceeding brought in the any such court and arising under this letter agreement.

                  11. This letter agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations between the parties, written or oral, with respect to the subject matter hereof.

                  12. This letter agreement shall become effective as of December 4, 1998. This letter agreement shall remain in effect until, and shall terminate automatically without the need for any notice or other action by either party upon, the later of (i) the completion of the Share Purchase, and
(ii) the date on which the Board consists of a majority of members designated by UFAC in accordance with Section 6.2(a) of the Purchase Agreement.


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United Financial Adjusting Company
November ___, 1998
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                  Please confirm that the foregoing correctly states the
understanding between us by signing and returning to me a counterpart hereof.





                                                  ------------------------------
                                                        (Shareholder Name)




Confirmed on the date
first above written

United Financial Adjusting Company,
an Ohio corporation

By:___________________________________
Name:_________________________________
Title:________________________________


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                                   Schedule I

                           Ownership of Common Shares


OWNED BENEFICIALLY (INCLUDING OPTIONS TO PURCHASE COMMON SHARES)
----------------------------------------------------------------



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                   LIST OF VOTING PERSONS AND NUMBER OF SHARES
                    BENEFICIALLY OWNED BY EACH VOTING PERSON

George M. Hill
         Direct:                                                155,000

Francis J. LaPallo and Wendy J. Harrison, his wife
         Direct                                                  20,000
         Brokerage Account                                        2,000
         Stock Options                                           69,564

Louis T. Mastos and Eva B. Mastos, his wife
         Family Trust                                           183,180
         Mr. Mastos' IRA                                         23,523

James S. Rocke and Kelly Rocke, his wife
         Mr. Rocke Direct                                       128,000
         Stock Options                                           48,653
         Mr. Rocke's Profit Sharing Plan                          3,150
         Mr. Rocke's Brokerage Account                            2,000

Willam J. Rocke and Garnet Rocke, his wife
         Mrs. Rocke's Profit Sharing Plan                        10,364
         Mr. Rocke's Profit Sharing Plan                         83,150
         Mr. Rocke's IRA                                         30,000
         Stock Options                                           48,654
         Mr. Rocke's Brokerage Account                              100

Jean E. Ryberg
         Direct                                                  48,694
         Profit Sharing Plan                                     40,548
         Stock Options                                           51,347

Merlin J. Schumann and Donna L. Schumann, his wife
         Mr. Schumann Direct                                        884
         Mr. Schumann's IRA                                      12,530
         Mrs. Schumann's IRA                                      6,700

William J. Strawther, Jr. and Marjorie A. Strawther, his wife
         Mr. Strawther Direct                                   222,069
         Mrs. Strawther Direct                                  222,069

R. Scott Younker
         Brokerage Account                                       58,819

Total                                                         1,740,998
                                                              =========


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